Exhibit 99.1

Carvana Co. Announces Estimated Q1 2018 Operating Results, Including $360 Million in Revenue

PHOENIX, April 23, 2018 – Carvana Co. (NYSE: CVNA), a leading eCommerce platform for buying used cars (“Carvana” or the “Company”), today announced certain preliminary estimates of its operating results for the three months ended March 31, 2018 compared to its actual operating results for the three months ended March 31, 2017.

The preliminary financial data included below has been prepared by, and is the responsibility of, Carvana’s management. Carvana’s independent auditors have not audited, reviewed, compiled or performed any procedures with respect to such preliminary financial data. These preliminary operating results are not a comprehensive statement of Carvana’s financial results as of and for the three months ended March 31, 2018, and should not be viewed as a substitute for full consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States.

Carvana is providing the following preliminary estimates of its operating results for the three months ended March 31, 2018:

•	For the three months ended March 31, 2018, Carvana expects retail units sold to be approximately 18,450 units, as compared to 8,334 retail units sold for the three months ended March 31, 2017. This increase in retail units sold was driven in part by increased penetration in existing markets, as well as Carvana’s business participating in 56 markets as of March 31, 2018 from 23 markets as of March 31, 2017.

•	For the three months ended March 31, 2018, Carvana expects total net sales and operating revenues to be approximately $360 million, as compared to total net sales and operating revenues of $159.1 million for the three months ended March 31, 2017. The increase in total net sales and operating revenues was primarily the result of the increase in retail units sold.

•	For the three months ended March 31, 2018, Carvana expects cost of sales to be approximately $326 million, as compared to cost of sales of $149.3 million for the three months ended March 31, 2017. The increase in cost of sales was primarily the result of the increase in retail units sold.

•	For the three months ended March 31, 2018, Carvana expects gross profit to be approximately $34 million, as compared to gross profit of $9.7 million for the three months ended March 31, 2017.

•	For the three months ended March 31, 2018, Carvana expects total gross profit per unit to be approximately $1,850, as compared to total gross profit per unit of $1,169 for the three months ended March 31, 2017. The increase in total gross profit per unit is primarily due to higher retail gross profit per unit, which was mostly driven by lower average days to sale, and an increase in other gross profit primarily generated from higher premiums on loans sold as well as sales of GAP waiver coverage, which Carvana began offering customers in certain markets in the second quarter of 2017.

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For the three months ended March 31, 2018, Carvana expects selling, general and administrative expenses to be approximately $83 million, including $4.6 million of depreciation and amortization expense, as compared to selling, general and administrative expenses of $45.9 million, including $2.1 million of depreciation and amortization expense, for the three months ended March 31, 2017. The increase in selling, general and administrative expenses is primarily a result of Carvana’s expansion to additional markets and includes increased advertising and compensation expense associated with Carvana’s new markets and additional headcount.

•	For the three months ended March 31, 2018, Carvana expects interest expense to be approximately $3.5 million, as compared to interest expense of $2.1 million for the three months ended March 31, 2017. The increase in interest expense is primarily due to increased borrowings under Carvana’s floor plan facility year over year to expand the inventory available to customers and long-term debt Carvana incurred in 2017 to finance certain property and equipment.

•	For the three months ended March 31, 2018, Carvana expects net loss to be approximately $53 million, as compared to net loss of $38.4 million for the three months ended March 31, 2017 and net loss margin to be (14.7%) for the three months ended March 31, 2018, as compared to net loss margin of (24.2%) for the three months ended March 31, 2017. The increase in net loss is primarily due to an increase in selling, general and administrative expenses partially offset by an increase in gross profit, each as described above.

•	For the three months ended March 31, 2018, Carvana expects EBITDA to be approximately $(45) million, as compared to EBITDA of $(34.3) million for the three months ended March 31, 2017 and EBITDA margin to be (12.5%) for the three months ended March 31, 2018, as compared to EBITDA margin of (21.6%) for the three months ended March 31, 2017. The improvement in EBITDA margin is primarily due to increased scale and improved operating leverage.

A reconciliation of EBITDA to net loss, the most directly comparable GAAP measure, and the calculation of EBITDA margin are as follows:

	Actual	Estimated
	Three Months Ended March 31,
	2017	2018
	(in thousands)
Net loss	$(38,439)	$(53,000)
Depreciation and amortization expense	2,061	4,600
Interest expense	2,059	3,500

EBITDA	$(34,319)	$(44,900)

Total revenues	$159,073	$360,000

EBITDA Margin	(21.6%)	(12.5%)

About Carvana Co.

Founded in 2012 and based in Phoenix, Carvana’s (NYSE: CVNA) mission is to change the way people buy cars. By removing the traditional dealership infrastructure and replacing it with technology and exceptional customer service, Carvana offers consumers an intuitive and convenient online automotive retail platform. Carvana.com enables consumers to quickly and easily buy a car online, including finding their preferred vehicle, qualifying for financing, getting a trade-in value, signing contracts, and receiving as-soon-as-next-day delivery or pickup of the vehicle from one of Carvana’s proprietary automated Car Vending Machines.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “can,” “could,” “may,” “should,” “would,” “will,” the negatives thereof and other words and terms of similar meaning. Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

The information in this press release includes EBITDA and EBITDA Margin, non-GAAP financial measures within the meaning of applicable SEC rules and regulations. EBITDA and EBITDA Margin are non-GAAP supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by U.S. generally accepted accounting principles. EBITDA is defined as net loss before interest expense, income tax expense and depreciation and amortization expense. EBITDA Margin is EBITDA as a percentage of total revenues.

Carvana uses EBITDA to measure the operating performance of its business and EBITDA Margin to measure its operating performance relative to its total revenues. Carvana believes that EBITDA and EBITDA Margin are useful measures to it and its investors because they exclude certain financial and capital structure items that Carvana does not believe directly reflect its core operations and may not be indicative of its recurring operations, in part because they may vary widely across time and within Carvana’s industry independent of the performance of Carvana’s core operations. Carvana believes that excluding these items enables it to more effectively evaluate our performance period over- period and relative to its competitors. EBITDA and EBITDA Margin may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations.

EBITDA and EBITDA Margin have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA and EBITDA Margin do not reflect changes in, or cash requirements for, Carvana’s working capital needs;

•	EBITDA and EBITDA Margin do not reflect Carvana’s interest expense, or the cash requirements necessary to service interest or principal payments, on its debt and finance lease obligations;

•	although depreciation and amortization charges are non-cash in nature, the assets being depreciated and amortized will often have to be replaced in the future, EBITDA and EBITDA Margin do not reflect the cash requirements to acquire or replace intangible assets or property and equipment; and

•	EBITDA and EBITDA Margin do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments.

Because of these limitations, these non-GAAP measures should not be considered as a replacement for net loss or as measures of discretionary cash available to Carvana to service its indebtedness or invest in its business. Carvana compensates for these limitations by relying primarily on GAAP results and using non-GAAP measures only for supplemental purposes.

Contact:

Investor Relations:

Carvana

Mike Levin

investors@carvana.com

or

Media Contact:

Carvana

Kate Carver

carvana@olson.com